Exhibit 99


CNF
2855 Campus Drive, Suite 300
San Mateo, CA 94403
(650) 378-5200                                                    NEWS RELEASE


                                  Contacts:
                                  Investors -- Patrick Fossenier (650)378-5353
                                  Media -- Gary Frantz           (650)378-5335






                     CNF INC. REPORTS RECORD NET INCOME



        Full-Year Revenues, Operating Income Also Reach New Milestone



SAN MATEO, Calif.-January 24, 2006-CNF Inc. (NYSE:CNF) today reported record fourth-quarter 2005 net income from continuing operations of $53.9 million (after preferred stock dividends), or 97 cents per diluted share, up 30.9 percent. The results compare with fourth-quarter 2004 net income from continuing operations of $41.1 million, or 74 cents per diluted share.


Net income to common shareholders in the 2005 fourth quarter was $51.2 million, or 92 cents per diluted share. This included a loss of 5 cents per diluted share related to discontinued operations. The 2005 result compares to 2004 fourth-quarter net income to common shareholders of $32.2 million, or 58 cents per diluted share. The 2004 result includes a net loss of 16 cents per diluted share related to discontinued operations.


Total revenues in the 2005 fourth quarter were $1.09 billion, an increase of
12.6 percent from $967.5 million in the fourth quarter of 2004. Operating income grew 15.0 percent to $90.9 million compared with operating income of $79.0 million in the same period a year ago.


For the full-year 2005, CNF reported net income from continuing operations of $221.5 million (after preferred stock dividends), or $3.96 per diluted share. This compares with 2004 net income from continuing operations of $142.2 million, or $2.57 per diluted share.


Including the effect of discontinued operations, net income to common shareholders for the full-year 2005 was $215.3 million, or $3.85 per diluted share, compared to a 2004 net loss to common shareholders of $124.1 million, or a loss per diluted share of $2.15. The 2004 net loss to common shareholders included a loss of $266.3 million primarily from the disposition of the company's former forwarding unit, which was sold in December 2004.


Revenues for the full-year 2005 rose to $4.17 billion, a 12.3 percent increase over 2004's revenues of $3.71 billion. Operating income was $370.7 million, an increase of 30.5 percent from $284.2 million in 2004.


"The CNF organization generated record revenues and income in 2005 by providing exemplary products to the market, effective cost control and maintaining financial discipline," said Douglas W. Stotlar, president and CEO. "In a year that saw our organization accomplish a major transition in executive management, the focus of our people on service excellence and superior quality for our customers never wavered. These impressive results are a testament to that focus, the strength and determination of our team and the robust nature of our business model."


The effective tax rate for the fourth quarter was approximately 37 percent and for the full-year 2005 was approximately 35 percent, compared to 39 percent in the same periods of 2004.


CON-WAY TRANSPORTATION SERVICES


For the fourth quarter of 2005, Con-Way reported:



   * Operating income of $77.8 million, a fourth-quarter record, which was
     22.1 percent above the $63.7 million earned in the year-ago period.

   * Revenue of $721.0 million, up 11.5 percent compared to the prior-year revenues of $646.7 million.

   * Total tonnage handled by the regional carriers increased 10.7 percent over the previous-year quarter.

   * Total yield for the regional carriers increased 2.0 percent from the prior-year quarter. Without fuel surcharge yield declined 1.6%.

   * The regional carrier group achieved an operating ratio of 89.3 in the 2005 fourth quarter compared to 90.0 in fourth-quarter 2004.


For the full-year 2005, Con-Way reported:


   * Record operating income of $331.1 million, up 34.0 percent from $247.2 million in 2004.

   * Record revenue of $2.82 billion, up 11.2 percent from $2.53 billion in 2004.

   * Total regional carrier tonnage per day increased 7.9 percent over the previous year.

   * Total yield increased 4.2 percent over last year, essentially unchanged absent fuel surcharge.

   * The regional carrier group achieved an operating ratio of 88.1 for 2005 compared to 89.9 in 2004.


MENLO WORLDWIDE


For the fourth quarter of 2005, Menlo Worldwide reported:


   * Total segment operating income of $15.2 million, a 9.9 percent decrease from $16.8 million in the fourth quarter of 2004. The 2004 fourth quarter benefited from additional performance-based bonus payments earned by Vector SCM.

   * Menlo Logistics revenue of $365.9 million, up 14.8 percent from fourth-quarter 2004 revenue of $318.6 million.

   * Operating income from Menlo Logistics of $8.1 million, an increase of
     21.7 percent over the previous-year quarter of $6.7 million, primarily due to higher business volumes from the retail sector.

   * Operating income for Vector SCM of $7.1 million compared with $10.2 million in the fourth quarter of 2004. Vector SCM's fourth-quarter 2004 results included $8.0 million of additional operating income from revenues received as bonus payments for achieving annual contract performance goals. No such comparable performance-based revenues were earned in the 2005 fourth quarter or previous quarters in the year.


For the full-year 2005, Menlo Worldwide reported:


   * Total segment operating income of $46.9 million, up 14.5 percent from $41.0 million in 2004.

   * Menlo Logistics revenues of $1.34 billion, up 14.0 percent from $1.17 billion in 2004.

   * Operating income for Menlo Logistics of $26.7 million, up 17.4 percent from the $22.7 million earned in 2004

   * Operating income for Vector SCM of $20.3 million, up 11.0 percent compared with $18.3 million for the full-year 2004.


OTHER OPERATIONS

CNF's "other" operations, which includes the results of Road Systems and corporate activities, reported an operating loss of $270,000 in the fourth quarter of 2005 compared with a $1.6 million loss in fourth-quarter 2004.


STOCK REPURCHASE PROGRAM

In its stock repurchase program, the company acquired $37.5 million in common shares during the 2005 fourth quarter, bringing the full-year 2005 repurchase amount to $149.1 million, representing 3,054,700 shares. The program, approved last year, authorizes CNF to repurchase up to $300 million in stock through 2006. The company expects to purchase approximately $37.5 million in common shares during the first quarter of 2006.


FIRST-QUARTER 2006 OUTLOOK

First-quarter 2006 diluted earnings per share from continuing operations are expected to be between 71 cents and 77 cents. CNF's effective tax rate is expected to be 38 percent in the first quarter.


CONFERENCE CALL


The company plans to host a conference call for the investment community on Wednesday, January 25 at 11:00 a.m., Eastern Standard Time (8:00 a.m. Pacific). On the call management will review results of the quarter and year ending on December 31.


The call can be accessed by dialing 866-264-3634 or 706-643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through live internet webcast, which can be accessed at www.cnf.com, at the investor relations page. Related financial and operating statistics to be discussed on the conference call are available on the company's web site at www.cnf.com/investor_relations/fin_hilight.asp.


An audio replay will be available for two weeks following the call by dialing 800-642-1687 or 706-645-9291 (for international callers) and using access code 3296494. The replay will also be available at the same webcasting site providing access to the live call.


CNF is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload motor carriage, truckload carriage, air freight, logistics, warehousing, supply chain management and trailer manufacturing.


FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding CNF's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that CNF may, from time to time, be required to record impairment charges for long-lived assets, the possibility of defaults under CNF's $400 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation
(CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including CNF's obligation to indemnify the buyer for certain losses in connection the sale, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2004 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.



                                  CNF INC.
                   STATEMENTS OF CONSOLIDATED OPERATIONS
              (Dollars in thousands except per share amounts)

                                  Three Months Ended      Twelve Months Ended
                                     December 31,             December 31,
                               -----------------------  -----------------------
                                  2005        2004         2005        2004
                               ----------- -----------  ----------- -----------
REVENUES                       $1,088,881  $  967,458   $4,169,590  $3,712,379

Costs and Expenses
  Operating expenses              878,417     782,223    3,349,972   3,014,143
  Selling, general and
    administrative expenses        89,476      80,756      335,671     311,644
  Depreciation                     30,095      25,474      113,205     102,425
                               ----------- -----------  ----------- -----------
                                  997,988     888,453    3,798,848   3,428,212
                               ----------- -----------  ----------- -----------
OPERATING INCOME                   90,893      79,005      370,742     284,167

  Other Expense, net               (2,523)     (7,884)     (19,621)    (37,344)
                               ----------- -----------  ----------- -----------

Income Before Taxes                88,370      71,121      351,121     246,823
  Income Tax Provision             32,602      27,854      121,873[b]   96,378
                               ----------- -----------  ----------- -----------

Income from
  Continuing Operations            55,768      43,267      229,248     150,445
                               ----------- -----------  ----------- -----------

Discontinued Operations,
  net of tax
    Loss from Disposal             (2,729)    (18,259)      (6,219)   (278,749)
    Income from Discontinued
     Operations                         -       9,301            -      12,415
                               ----------- -----------  ----------- -----------
                                   (2,729)     (8,958)      (6,219)   (266,334)

Net Income (Loss)                  53,039      34,309      223,029    (115,889)

  Preferred Stock Dividends         1,887       2,120        7,728       8,239
                               ----------- -----------  ----------- -----------

NET INCOME (LOSS)
  APPLICABLE TO
    COMMON SHAREHOLDERS            51,152      32,189      215,301    (124,128)
                               =========== ===========  =========== ===========

Weighted-Average Common
 Shares Outstanding
   Basic                       52,175,586  51,363,137   52,192,539  50,455,006
   Diluted [a]                 55,879,482  56,208,868   56,213,049  56,452,629

Earnings (Loss) Per
 Common Share
  Basic
   Net income from
    Continuing Operations      $     1.03  $     0.80   $     4.24  $     2.82
   Loss from Disposal,
    net of tax                      (0.05)      (0.35)       (0.11)      (5.53)
   Income from Discontinued
    Operations, net of tax              -        0.18            -        0.25
                               ----------- -----------  ----------- -----------
                               $     0.98  $     0.63   $     4.13  $    (2.46)
                               =========== ===========  =========== ===========
 Diluted [a]
   Net income from
    Continuing Operations      $     0.97  $     0.74   $     3.96  $     2.57
   Loss from Disposal,
    net of tax                      (0.05)      (0.33)       (0.11)      (4.94)
   Income from Discontinued
    Operations, net of tax              -        0.17            -        0.22
                               ----------- -----------  ----------- -----------
                               $     0.92  $     0.58   $     3.85  $    (2.15)
                               =========== ===========  =========== ===========


                               OPERATING SEGMENTS

REVENUES
  Con-Way
    Transportation Services    $  721,017  $  646,717   $2,816,647  $2,532,201
  Menlo Worldwide Logistics       365,892     318,597    1,339,674   1,174,831
  CNF Other                         1,972       2,144       13,269       5,347
                               ----------- -----------  ----------- -----------
                               $1,088,881  $  967,458   $4,169,590  $3,712,379
                               =========== ===========  =========== ===========
OPERATING INCOME (LOSS)
  Con-Way
   Transportation Services     $   77,816  $   63,718   $  331,104  $  247,169

  Menlo Worldwide
    Logistics                       8,119       6,673       26,672      22,718
    Vector                          7,061      10,174       20,257      18,253
                               ----------- -----------  ----------- -----------
                                   15,180      16,847       46,929      40,971
                               ----------- -----------  ----------- -----------
  CNF Other                          (270)     (1,560)      (3,095)     (3,973)
                               ----------- -----------  ----------- -----------
                                   92,726      79,005      374,938     284,167
                               ----------- -----------  ----------- -----------
Reconciliation of segments
 to consolidated amount:
   Income tax related to
    Vector, an equity-method
     investment                    (1,833)          -       (4,196)          -
                               ----------- -----------  ----------- -----------
                               $   90,893  $   79,005   $  370,742  $  284,167
                               =========== ===========  =========== ===========

 [a] The periods ended December 31, 2005 include the dilutive effect of restricted stock, stock options and Series B preferred stock. The twelve-month period ended December 31, 2004 also includes the dilutive effect of convertible subordinated debentures, which were redeemed on June 1, 2004.

 [b] Includes a $7.0 million second-quarter tax benefit from the reversal of accrued taxes related to the settlement with the IRS of previous tax filings.




                                       CNF INC.
                               CONDENSED BALANCE SHEETS
                                (Dollars in thousands)


                                             December 31,     December 31,
                                                2005              2004
                                             -----------      -----------
ASSETS
  Current assets                             $1,430,906       $1,509,767
  Current assets of discontinued
    operations                                   13,141            5,128
  Property, plant and
    equipment, net                              951,542          859,321
  Other assets                                   84,983          106,965
  Non-current assets of
    discontinued operations                           -           15,220
                                             -----------      -----------
      Total Assets                           $2,480,572       $2,496,401
                                             ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                        $  597,367       $  678,126
  Current liabilities of
    discontinued operations                      34,129           34,705
  Long-term debt and guarantees                 581,469          601,344
  Other long-term liabilities and
    deferred credits                            356,689          397,997
  Long-term liabilities of
    discontinued operations                           -            6,862
  Shareholders' equity                          910,918          777,367
                                             -----------      -----------
      Total Liabilities and
        Shareholders' Equity                 $2,480,572       $2,496,401
                                             ===========      ===========